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                                                                 Exhibit (11)(b)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Statement of Additional Information of n/i Micro Cap Fund, n/i Growth Fund and n/i Growth & Value Fund of The RBB Fund, Inc. of our report dated October 15, 1996, on our audit of the financial statements and financial highlights of n/i Micro Cap Fund, n/i Growth Fund and n/i Growth & Value Fund of The RBB Fund, Inc. as of August 31, 1996 and for the period June 3, 1996 (commencement of operations) through August 31, 1996, which report is included in the Annual Report to Shareholders.



/s/ COOPERS & LYBRAND L.L.P.
----------------------------
    COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 25, 1997